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                                  EXHIBIT 5.1

                 [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY]
  June 28, 1996



  The Score Board, Inc.
  1951 Old Cuthbert Road
  Cherry Hill, New Jersey  08034

  Gentlemen:

  We have acted as counsel to The Score Board, Inc. ("Company"), in connection with the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company pursuant to the Securities Act of 1933, as amended, relating to the registration of 912,000 shares of common stock, par value $.01 per share ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as Selling Stockholders. This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K.

  In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on March 22, 1996, and (iii) the Registration Statement. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of New Jersey.

  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock are legally issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Prospectus, which is a part of the Registration Statement.

  Sincerely,

  /s/ Blank Rome Comisky & McCauley

  BLANK ROME COMISKY & McCAULEY